Exhibit 99.2

Silverstar Holdings Announces Shareholder Update Call

Call to Highlight Company Strategy and New Subsidiary, Empire Interactive

BOCA RATON, Fla., Feb. 28, 2007 (PRIME NEWSWIRE) -- Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News) today announced that Clive Kabatznik, CEO of Silverstar Holdings, Joe Abrams, Chairman of Empire Interactive, and Ian Higgins, CEO of Empire Interactive will host a conference call at 4:15 p.m. Eastern today to update shareholders on the business developments that have taken place, which will be followed by a question and answer period.

Anyone interested in participating should call 1-800-936-9754 if calling within the United States or 1-973-935-2048 if calling internationally approximately five to 10 minutes prior to 4:15 p.m. Participants should ask for the Silverstar Holdings, Ltd. Shareholder Update conference call. There will be a playback available until March 7. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8481151 for replay. This call is being webcast by ViaVid Broadcasting and can be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through March 7, 2007. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded company (NasdaqCM:SSTR - News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive PLC and Strategy First Inc. as well as a stake in Magnolia Broadband.

Empire Interactive PLC is a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Magnolia Broadband is a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
        Alliance Advisors, LLC
        Alan Sheinwald, President
        (914) 669-0222
        asheinwald@allianceadvisors.net